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                                                                   EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of October 31, 1997, between UOL PUBLISHING, INC., a corporation organized and existing under the laws of the State of Delaware ("UOL") and FARZIN ARSANJANI ("Employee").

         WHEREAS, Employee is currently an employee and stockholder of HTR, Inc., a Delaware corporation ("HTR"); and

         WHEREAS, Employee has agreed to exchange all of his stock in HTR for shares of common stock of UOL, pursuant to that certain Agreement and Plan of Merger, dated as of October 31, 1997 (the "Merger Agreement"), between and among UOL, HTR, HTR Acquisition, Inc., Employee and other shareholders of HTR (the "Stockholders"); and

         WHEREAS, as a condition precedent to the performance by UOL, HTR and the Stockholders of their obligations under the Merger Agreement, the Merger Agreement requires that Employee and UOL enter into an employment agreement; and

         WHEREAS, the parties hereby acknowledge that the goodwill, continued patronage, names, addresses and specific business requirements of HTR's and UOL's clients and customers, and the designs, procedures, systems, strategies, business methods and know-how of HTR and UOL, having been acquired through UOL's efforts and/or the expenditure of considerable time and money, are among the principal assets of UOL; and

         WHEREAS, the parties hereby acknowledge that as a result of the position(s) in which Employee has been employed by HTR and will be employed by UOL, Employee has developed and will continue to develop special skills and knowledge peculiar to UOL's business, whereby he has become and will continue to become, through his employment with HTR and UOL, acquainted with the identities of the clients and customers of HTR and UOL, and has acquired and will continue to acquire access to the techniques of HTR and UOL in carrying on its business, as well as other confidential and proprietary information; and

         WHEREAS, the parties hereto acknowledge that the Covenants set forth in
Section 8 of this Agreement are necessary for the reasonable and proper protection of HTR's and UOL's confidential and proprietary information (as defined herein), customer relationships, and the goodwill of HTR's and UOL's business, and that such Covenants constitute a material portion of the consideration for Employee's employment hereunder.

         NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Term. UOL agrees to employ Employee, and Employee agrees to be employed, as Executive Vice President of UOL, or in such other position as the Board of Directors may


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from time to time assign, for a term of three (3) years commencing October 31,
1997 and ending October 31, 2000 (the "Initial Term"), unless such employment is sooner terminated as provided herein.

         2. Renewal Terms. Unless either party provides written notice to the other of its/his intention not to renew this Agreement at least sixty (60) days prior to the expiration of the Initial Term (or then-current renewal term hereof), this Agreement shall be automatically renewed for consecutive additional one (1) year renewal terms, subject to the termination provisions set forth in Section 7 hereof.

         3. Position; Compensation. Employee shall be elected an Executive Vice President of UOL and Chief Executive Officer of its HTR subsidiary. Subject to overall control of the Boards of Directors of UOL and HTR, Employee shall be responsible for supervising and administering HTR's business operations. In consideration of Employee's services hereunder, UOL shall, beginning with the pay period commencing _______________, 1997, pay Employee a minimum annual base salary of One Hundred Ten Thousand and no/100s Dollars ($110,000) per annum, payable in equal monthly installments in accordance with UOL's normal payroll practices, plus an annual performance bonus determined in accordance with the Bonus Pool provisions set forth in Exhibit A. Employee's annual base salary will increase to One Hundred Forty Thousand and no/100s Dollars ($140,000) on the first anniversary hereof. Employee's annual base salary for the year beginning on the second anniversary hereof shall be determined by the President of UOL but in no event shall be less than $140,000. Employee's total compensation shall be reviewed by the Board of Directors of UOL on an annual basis during the term hereof (including renewal terms) and may be increased (but not decreased) as UOL deems appropriate in its sole discretion. Employee shall subject to UOL Shareholder approval, be entitled to the grant of an option to purchase 13,500 shares of UOL Common Stock at an option price of $23.00 per share for a term of five years. In addition, Employee shall be eligible, during the term hereof, to receive options for the purchase of UOL stock determined in accordance with the Option Pool provisions set forth in Exhibit B. Employee shall be entitled to a signing bonus in the amount of $310,500.00 payable upon the earlier of (i) successful completion of a firm underwritten public offering of UOL Common Stock, or (ii) December 31, 1998.

         4. Employee Benefits; Vacation. During the term of this Agreement, Employee shall be eligible to receive and/or participate in all employee benefits that are offered by UOL to its executive employees, including, without limitation, UOL's contributory (80% paid by UOL and 20% paid by employee) major medical, dental and life insurance plan, and coverage under UOL's long term disability plan (100% paid by employee). Employee shall also receive paid life insurance of $1,000,000 and a car allowance of $750.00 per month. During the term hereof, Employee shall be entitled to receive four (4) weeks of paid vacation per calendar year during the term hereof. All accrued but unused vacation may be carried over by Employee from one calendar year to the next during the term hereof, provided that Employee shall not be permitted to take more than one (1) weeks vacation in any calendar year during the term hereof without prior written approval of UOL.


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         5.    Reimbursement of Expenses. Employee is authorized to incur reasonable expenses in connection with the business of UOL, including expenses for travel and similar items. UOL will reimburse Employee for all previously approved reasonable expenses upon presentation of an itemized account of such expenditures.

         6. Illness or Disability. Employee shall receive full compensation for any period of illness or disability during the term of this Agreement until such time as he receives benefits under the long term disability insurance coverage referred to in Section 4, supra; provided, however, that such interim period of compensation for illness or disability shall not exceed six (6) months. Notwithstanding the foregoing, UOL shall have the right to terminate this Agreement without further obligation to Employee if such illness or disability shall be of such a character as totally to disable Employee from rendering any services to UOL for a period of more than six (6) consecutive months on giving at least thirty (30) days' written notice of intention to do so.

         7. Termination of Employment. Employee's employment hereunder is employment at will, and either UOL or Employee may terminate this Agreement and Employee's employment at any time, with or without cause.

               a. Severance Benefit Payable. If Employee terminates this Agreement for Good Reason (as defined below), or if UOL terminates the Agreement other than (i) for Cause (defined below) or (ii) due to Employee's Disability as described in Section 6 hereof, Employee shall be entitled to receive, as his exclusive remedy for such termination, the severance benefit set forth in subsection 7d hereof (the "Severance Benefit"). Such Severance Benefit shall be payable to Employee in equal monthly installments consistent with UOL's standard payroll practices, the first of such installments to be due within thirty (30) days after termination hereof. In order, however, to invoke termination for "Good Reason" hereunder, Employee must communicate such termination in advance and by written notice to UOL, which written notice (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (iii) specifies the termination date (which date shall not be more than thirty (30) days after the giving of such notice).

               b. Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) any request that Employee relocate outside the Rockville, Maryland-Washington, D.C. metropolitan area, or (ii) any material change in Employee's duties, titles, authority or position with UOL, excluding any isolated, unsubstantial or inadvertent action not taken in bad faith and which is remedied by UOL promptly after receipt of notice thereof given by Employee,
(iii) any reduction in Employee's base salary on nonpayment of bonuses earned pursuant to Exhibits A and B hereof, or (iv) any termination of Employee other than for Cause; provided, however, that no severance benefit shall be payable to Employee based upon a termination of this Agreement for Good Reason unless such termination is properly noticed and takes effect within thirty (30) days after the occurrence of such Good Reason.


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               c.    Cause. For purposes of this Agreement, "Cause" shall mean
drug or alcohol abuse, conviction of a felony or crime involving moral turpitude, a material breach of this Agreement, or any willful or grossly negligent act or omission by Employee having a material adverse effect on the business of UOL.

               d. Amount of Severance Benefit. The amount of the Severance Benefit shall equal nine (9) months of Employee's Base Salary in effect at the time, less applicable withholdings for taxes, plus nine (9) months of those employer-paid benefits customarily provided by UOL to its executive employees plus the amounts due under Exhibit A hereto and the bonus pursuant to the last sentence of Section 3 hereof.

         8.    Restrictive Covenants.

               a. Noncompetition. Employee agrees that during, and for a period of two (2) years after, the later of termination or expiration of this Agreement and his employment with UOL, he will not: (a) engage in, manage, operate, control or supervise, or participate in the management, operation, control or supervision of, any business or entity that provides products or services competitive with those UOL or HTR is providing as of the date of termination of Employee's employment with UOL; or (b) have any ownership or financial interest, directly or indirectly, in any entity that provides products or services competitive with those UOL or HTR is providing as of the date of termination of Employee's employment with UOL, including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which Employee owns less than 5% of the outstanding shares of such corporation), officer, director, employee, member, associate, principal, agent, representative or consultant, and shall not in any other manner, directly or indirectly, compete to any extent with such business of UOL or HTR.

               b. Nonsolicitation. During Employee's employment with UOL, and for the two (2) year period of time described in Section 8a hereof, Employee agrees not to solicit for a product or service competitive with those then offered by UOL or HTR or conduct a competitive business with any material client or material customer of UOL or HTR (past or present), whether or not UOL or HTR is doing work for such client or customer as of the date of termination of Employee's employment with UOL, as well as any prospective client or customer of UOL or HTR, or to contact, solicit, interfere with or attempt to entice in any form, fashion or manner any employee of UOL or HTR for the purpose of inducing that employee to terminate his/her employment with UOL or HTR or act in any way that would be contrary to the best interests of UOL or HTR; provided, however, that Employee may solicit and offer his personal assistant or secretary a position following termination..

               c. Nondisclosure. During and after Employee's employment with UOL, Employee agrees not to disclose, or to knowingly allow any other employee to disclose, to any other person or business entity, if it competes with products or services then offered by UOL or HTR, or use for personal profit or gain, any confidential or proprietary information of UOL or HTR, regardless of whether the same shall be or may have been originated, discovered or invented by Employee or by Employee in conjunction with others. For purposes of this



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Agreement, the term "confidential or proprietary information" shall include, without limitation: the names, addresses and telephone numbers of past, present and prospective clients or customers of UOL or HTR, as well as products, designs, business plans, proposed business development, marketing strategies, customers requirements, contractual provisions, employee capabilities, proposed marketing initiatives, pricing methods, company earnings, computer software and reporting systems; and the procedures, systems and business methods of UOL or HTR.

               d. Geographic Scope of Restrictive Covenants. The geographic area in which Employee shall not engage in any of the prohibited activities listed in subsections 8a and 8b hereof shall be limited to the United States.

         9. Remedies for Breach. Employee hereby acknowledges and agrees that a violation of any of the covenants set forth in Section 8 hereof (the "Covenants") would result in immediate and irreparable harm to UOL and/or HTR, and that UOL's and/or HTR's remedies at law, including, without limitation, the award of money damages, would be inadequate relief to UOL and/or HTR for any such violation. Therefore, any violation or threatened violation by Employee of the Covenants shall give UOL and/or HTR the right to enforce such Covenants through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief. Such remedies shall be cumulative and in addition to any other remedies UOL or HTR may have, at law or in equity.

         10.   Return of UOL Property; Assignment of Inventions.

               a. Return of Property. Upon the termination of Employee's employment with UOL for any reason, Employee shall leave with or return to UOL and HTR all personal property belonging to UOL or HTR ("UOL Property") that is in Employee's possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such UOL Property contains confidential or proprietary information of UOL or HTR as described in Section 8c hereof.

               b. Assignment of Inventions. If at any time or times during Employee's employment, Employee shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (a) relates to the business of UOL or HTR or any of the products or services being developed, manufactured or sold by UOL or HTR or that may be used in relation therewith, (b) results from tasks assigned him by UOL or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by UOL or HTR, such Developments and the benefits thereof shall immediately become the sole and absolute property of UOL and its assigns, and Employee



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shall promptly disclose to UOL (or any persons designated by it) each such
Development and hereby assigns any rights Employee may have or acquire in the Developments and benefits and/or rights resulting therefrom to UOL and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to UOL.

         Upon disclosure of each Development to UOL, Employee will, during his employment and at any time thereafter, at the request and expense of UOL, sign, execute, make and do all such deeds, documents, acts and things as UOL and its duly authorized agents may reasonably require:

                     (i) to apply for, obtain and vest in the name of UOL alone (unless UOL otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                    (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

         In the event UOL is unable, after reasonable effort, to secure Employee's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Employee's physical or mental incapacity or for any other reason, Employee hereby irrevocably designates and appoints UOL and its duly authorized officers and agents as Employee's agents and attorneys-in-fact, to act for and in behalf of Employee and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

         11. Survival. The provisions of Sections 8, 9 and 10 hereof shall survive the termination of this Agreement, regardless of the manner or cause of such termination.

         12. Effect of Agreement. This Agreement sets forth the final and complete Agreement of the parties. It shall not be assigned by Employee and may not be modified except by way of a writing executed by both parties. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

         13. Governing Law. The provisions of this Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Virginia.

                     [The next page is the Signature Page.]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their seals affixed hereto as of the day and year first above written.

                                        UOL PUBLISHING, INC.

                                        By: /s/ Carl N. Tyson
                                           -----------------------------------
                                        Name: Carl N. Tyson
                                             ---------------------------------
                                        Title: President
                                              --------------------------------

                                         /s/ Farzin Arsanjani            (SEAL)
                                        ---------------------------------
                                         Farzin Arsanjani




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                                    EXHIBIT A

                                   Bonus Pool

         UOL shall establish a cash bonus pool for 1998, 1999 and 2000. The amount of the pool for each year shall be $1,115,000 of which 38.25% shall be reserved for payment to Employee upon achieving the targets specified below. For the twelve month period ending December 31, 1998, HTR operating as a separate division shall have revenues (the "Revenue Goal") and pre tax profits (the "Profit Goal") in amounts to be established by mutual agreement between and among the Chairman of UOL, the Chief Executive Officer of UOL and the President of HTR within sixty (60) days hereof. Revenues and profits for HTR shall be determined in accordance with UOL's accounting practices determined in accordance by application of generally accepted accounting principles applied on a consistent basis with the provisions applicable to each of UOL's divisions. The pool will be divided into two equal parts with vesting in each part determined by reference to HTR's Revenue Goal and Profit Goal. For vesting purposes, achievement of seventy (70%) or less of the Revenue Goal or the Profit Goal shall result in no vesting for such goal. Achievement of seventy (70%) or greater for the Revenue Goal or the Profit Goal shall result in vesting of an amount of the pool allocated to such goal multiplied by a percentage equal to that determined by dividing actual revenues by the Revenue Goal or actual profits by the Profit Goal. By way of clarification, if 70% of the Profit Goal is met, 70% of the total Bonus is paid; if 60% of the Profit Goal is met, no Bonus is paid. Fifty percent (50%) of the cash bonus shall be allocated to achievement of the Revenue Goal or the portion thereof achieved (as provided above) and fifty percent (50%) to the Profit Goal or the portion thereof achieved (as provided above). The bonus pool shall be allocated among HTR employees 38.25% to each of Kamyar Kaviani and Farzin Arsanjani and 8.5% to Dan Callahan and 15% by the President of the HTR division and approved by UOL. No person shall be entitled to participate in the Bonus pool unless employed at the time of payment by UOL or HTR; provided, however, that if Kamyar Kaviani, Farzin Arsanjani or Dan Callahan are terminated by UOL other than for Cause, the bonus payable to the Employee in question shall be deemed earned and 100% vested at the end of each measurement whether or not such person is employed by UOL at the end of such period.

         Prior to the year beginning January 1, 1998 and January 1, 1999, UOL and the President of the HTR division shall determine the Revenue Goal and Profit Goal for the succeeding twelve months. In no case shall a Revenue Goal or a Profit Goal be less than the initial goals set forth above. In the event that the HTR division does not achieve some or all of any years Bonus Pool, UOL shall make equitable provisions for a make-up opportunity in the second or third year based upon actual performance exceeding the Revenue Goal and the Profit Goal by an amount equal to a prior year's deficiency. Any amounts in the Bonus Pool not earned by December 31, 2000 shall be forfeited.

         The Revenue Goals and Profit Goals will be measured as of February 28th following the end of the applicable year or, on a cumulative basis, as of February 28th following the end of a

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subsequent year. For example, if Company's Revenue Goal is $1,000,000 for 1998 and $2,000,000 for 1999, and HTR revenues for 1998 are $500,000, the Revenue Goal is not met for 1998 but HTR revenues for 1999 are $2,500,000 the Revenue Goals for both 1998 and 1999 are met on a cumulative basis at the end of 1999 and the full Bonus for both periods is due and payable. The determination of whether the Revenue Goals and Profit Goals have been achieved will be made within 90 days of the applicable year end and the Bonus will be paid within 30 days of such determination.

In computing the Profit Goal, no deduction shall be made for the value of any Bonus issued to Employee.

Notwithstanding the foregoing, in the event HTR incurs a planned extraordinary expense (for example, as a result of a decision to accelerate marketing) which may lower the pretax profit, the Board shall determine in consultation with Employee whether an adjustment in the Profit Goal to reflect the effect of any such expense is appropriate. Further, if HTR fails to meet the Revenue Goals or the Profit Goals for the issuance of the Bonus by December 31, 2000, the Board may agree to an extension of up to six (6) months of the final deadline by which all Goals or the year three targets (calculated as of the end of a consecutive 12-month period contained therein) must be met if, in the Board's judgment after consultation with Employee, an extension is appropriate in light of all relevant circumstances. The decisions of the Board as to matters discussed in this paragraph shall be final.


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                                    EXHIBIT B

                                   Option Pool

         UOL shall, subject to shareholder approval, establish an option pool in the amount of 150,000 shares. The option price for such shares shall be the fair market value of the UOL stock on November 1, 1997 or the date of option grant. The options shall have a ten year term and shall vest, if at all, at the rate of 50,000 shares per year in accordance with the vesting terms and conditions of the Bonus Pool for the HTR division described in Exhibit A to this Employment Agreement. The options shall be allocated among HTR employees 57,400 to each of Kamyar Kaviani and Farzin Arsanjani, 12,700 to Dan Callahan and 22,500 by the President of the HTR division and approved by UOL. No person shall be entitled to participate in the Option Pool unless employed by UOL or the HTR division. The options shall be subject to the terms and conditions of an option plan consistent with the plan currently utilized by UOL.